Exhibit 99.1

The Michaels Companies, Inc. Announces Pricing of Senior Secured Notes

IRVING, Texas, September 17, 2020 – The Michaels Companies, Inc. (NASDAQ: MIK) (the “Company”) today announced that its indirect, wholly owned subsidiary, Michaels Stores, Inc. (the “Issuer”), priced its offering of $375 million in aggregate principal amount of Senior Secured Notes due 2027 (the “Notes”). The Notes are expected to be guaranteed by the Issuer’s parent and substantially all of its subsidiaries. The Issuer intends to use the net proceeds from the offering, together with borrowings under a proposed term loan and cash on hand, to refinance the Issuer’s existing term loan and to pay related fees and expenses.

The Notes will bear interest at a rate of 4.750% and will pay interest semi-annually in cash in arrears on October 1 and April 1 of each year, beginning on April 1, 2021. The Notes will mature on October 1, 2027. The offering is expected to close on or about October 1, 2020, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and other applicable securities laws. Any offers of the Notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Act.

The Notes have been offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Act and outside the United States pursuant to Regulation S under the Act.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. Such statements involve a number of risks, uncertainties and other factors, including the ability to consummate the offering on the terms described or at all and potential changes in market conditions, which could cause actual results to differ materially. There can be no assurance that the Issuer will be able to complete the proposed offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this news release. Other risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and Quarterly Reports on Form 10-Q for the quarters ended May 2, 2020 and August 1, 2020. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as otherwise required by law.

Investor Contact:
Jim Mathias
972.409.1393
James.Mathias@michaels.com

ICR, Inc.
Farah Soi, 203.682.8200
Farah.Soi@icrinc.com

or

Financial Media Contact
ICR, Inc.
Jessica Liddell / Julia Young
203.682.8200
Michaels@icrinc.com

Source: The Michaels Companies, Inc.